Exhibit 99.3

BGC Group announces John Abularrage, JP Aubin, and Sean Windeatt appointed Co-Chief Executive Officers

Mr. Windeatt will retain his role as Chief Operating Officer

Appointments position BGC to build upon its extraordinary performance

NEW YORK, NY – February 18, 2025 – BGC Group, Inc. (Nasdaq: BGC) (“BGC” or “the Company”), a leading global brokerage and financial technology company, today announced the Board of Directors appointed John Abularrage, JP Aubin, and Sean Windeatt as Co-Chief Executive Officers. Mr. Windeatt will retain his position as Chief Operating Officer, a role he has held since 2009.

Howard W. Lutnick, who was confirmed today by the United States Senate as the 41st Secretary of Commerce, has stepped down as Chief Executive Officer and Chairman of BGC.

“John, JP, and Sean are world-class executives that have demonstrated their ability to lead, executed on strategic initiatives, and delivered enormous growth for BGC,” said Mr. Lutnick. “The Board and I have complete confidence in their ability to manage and operate the Company, as I step into my new role in public service.”

Together, as Co-Global Heads of Brokerage, Messrs. Abularrage, Aubin, and Windeatt have overseen the Company’s day-to-day operations and helped define and execute its corporate strategy. This includes BGC’s organic growth initiatives and strategic acquisitions, which accelerated the Company’s expansion and strengthened its market position. Under their joint leadership, BGC has consistently produced double-digit revenue growth and generated record revenues of more than $2.25 billion in 2024.

“I am grateful for the Board’s trust in me and our collective leadership, and I look forward to continuing to work alongside JP and Sean as Co-CEOs,” said Mr. Abularrage. “Together, we are committed to executing our proven strategy and delivering value for our clients and shareholders.”

“I am honored to have the opportunity to co-lead this incredible organization, delivering world-class brokerage services and solutions to our clients,” said Mr. Aubin. “Having joined the Company 20 years ago, I look forward to continuing to work alongside John and Sean to drive BGC’s growth and support our clients through innovation and excellence.”

“It is an immense privilege to co-lead BGC at this pivotal moment, as we focus on executing transformative strategies that expand our global offering and client base that will generate long-term value for our shareholders,” said Mr. Windeatt. “Having served as an Executive Officer of BGC since 2009, I am extremely proud of what we have built and I look forward to partnering with John and JP to continue driving the Company’s future success.”

In separate releases, BGC today announced additional Executive and Board changes. Please visit ir.bgcg.com.

BIOGRAPHIES

John Abularrage has served as Co-Global Head of Brokerage and Chief Executive Officer of the Americas for BGC Group, where he was responsible for leading, developing, and growing BGC’s brokerage business in the region.

Mr. Abularrage joined BGC Group in 2021, bringing more than 20 years of financial services experience to the business. Prior to joining the Company, he held various senior positions at TP ICAP, including Head of Global Broking and Chief Executive Officer of the Americas. Prior to that, Mr. Abularrage served as the Chief Executive Officer of North America at Collins Stewart, where he was previously the Head of Equities.

JP Aubin has served as Co-Global Head of Brokerage and Chief Executive Officer of EMEA for BGC Group. He was also Global Head for Listed Products, as well as all digital group platforms, and was President of Aurel BGC, the Company’s EU subsidiary.

Mr. Aubin joined BGC in 2005 and helped drive the company’s rapid expansion in Europe, which included the acquisitions of ETC Pollak in 2005 and Aurel in 2006. In 2008, he moved to BGC’s New York office, where he became Global Head for Listed Products. Since then, he has been instrumental in developing BGC’s voice and electronic broking services in listed products, including equity derivatives, commodities, cash equity, futures and options on futures, and structured products.

Mr. Aubin began his broking career with Viel-Tradition Group in 1990, after being part of the Barclays Bank student training program. After trading futures and options for 10 years in both London and Paris, he was promoted to run the company’s continental European operations.

Mr. Aubin is a board member of the French cultural organization the Réunion des Musées Nationaux, and in 2023 was awarded Commandeur des Arts et des Lettres. Mr. Aubin is also deeply involved in his foundation, the JP Aubin Family Foundation, which focuses on providing children with access to museums and other cultural opportunities.

Sean Windeatt has served as BGC’s Chief Operating Officer for the past 14 years and was appointed Co-Global Head of Brokerage in 2023. Since 2012, he has also held the role of Chief Executive Officer of BGC’s UK business.

Based in London, Mr. Windeatt has been with the Company for more than 27 years. He joined Cantor Fitzgerald in 1997 in the Finance Department and, following the tragic events of September 11, 2001, he was instrumental in stabilizing and rebuilding the firm’s brokerage operations.

With BGC’s establishment as an independent company in 2004, he became an integral part of its growth and development. In 2009, he was appointed Chief Operating Officer, overseeing key strategic initiatives, operational efficiencies, and the Company’s expansion. His leadership extended further in 2012 when he became CEO of BGC Brokers, L.P., guiding the UK business through a period of growth and transformation. In 2023, he assumed the role of Co-Global Head of Brokerage, further strengthening BGC’s position in the industry.

About BGC Group, Inc.

BGC Group, Inc. (Nasdaq: BGC) is a leading global marketplace, data, and financial technology services company for a broad range of products, including fixed income, foreign exchange, energy, commodities, shipping, equities, and now includes the FMX Futures Exchange. BGC’s clients are many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, and investment firms.

BGC and leading global investment banks and market making firms have partnered to create FMX, part of the BGC Group of companies, which includes a U.S. interest rate futures exchange, spot foreign exchange platform and the world’s fastest growing U.S. cash treasuries platform.

For more information about BGC, please visit www.bgcg.com.

Discussion of Forward-Looking Statements about BGC

Statements in this document regarding BGC that are not historical facts are “forward-looking statements” that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. These include statements about the Company’s business, results, financial position, liquidity and outlook, which may constitute forward-looking statements and are subject to the risk that the actual impact may differ, possibly materially, from what is currently expected. Except as required by law, BGC undertakes no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC’s Securities and Exchange Commission (“SEC”) filings, including, but not limited to, the risk factors and Special Note on Forward-Looking Information set forth in these filings and any updates to such risk factors and Special Note on Forward-Looking Information contained in subsequent reports on Form 10-K, Form 10-Q or Form 8-K.

MEDIA CONTACT:

Erica Chase

erica.chase@bgcg.com

+1 212-610-2419

INVESTOR CONTACT:

Jason Chryssicas

+1 212-610-2426

3